UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Constant Contact, Inc.
(Name of Registrant as Specified In Its Charter)

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April 23, 2008

Dear Fellow Stockholders:

We are pleased to invite you to our 2008 annual meeting of stockholders, our first annual meeting as a public company. The meeting will take place on Thursday, May 29, 2008 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Suite 329, Waltham, Massachusetts 02451. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2008 annual meeting of stockholders, which lists the items of business to be considered at the meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report to Stockholders for the year ended December 31, 2007, which contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply mark, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name” — that is, held for your account by a bank, broker, trust or other intermediary — you should receive instructions from the holder of record that you must follow for your shares to be voted.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote.

Thank you for your ongoing support and continued interest in Constant Contact.

Sincerely,

Gail F. Goodman
Chairman, President and Chief Executive Officer

CONSTANT CONTACT, INC.
Notice of Annual Meeting of Stockholders
To Be Held on Thursday, May 29, 2008

Notice is hereby given that the 2008 Annual Meeting of Stockholders will be held at Constant Contact, Inc., 1601 Trapelo Road, Suite 329, Waltham, Massachusetts 02451, on Thursday, May 29, 2008, at 10:00 a.m., Eastern Time, for the following purposes:

1. Elect two members of our board of directors to serve as class I directors for a term of three years;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3. Transact other business, if any, that may properly come before the annual meeting or any adjournment of the meeting.

Stockholders of record at the close of business on Wednesday, April 9, 2008 are entitled to receive this notice of our annual meeting and to vote at the annual meeting and at any adjournments of the meeting. The stock transfer books of Constant Contact will remain open for the purchase and sale of Constant Contact’s common stock.

Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2007, which contains our consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Robert P. Nault
Secretary

April 23, 2008

CONSTANT CONTACT, INC.
1601 Trapelo Road, Suite 329
Waltham, Massachusetts 02451

PROXY STATEMENT
For our Annual Meeting of Stockholders to be held on May 29, 2008

Constant Contact, Inc., a Delaware corporation, which is referred to as “we” or “us” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders, which will be held on Thursday, May 29, 2008 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Suite 329, Waltham, Massachusetts 02451. If the annual meeting is adjourned for any reason, then the proxies may be used at any adjournments of the annual meeting.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2007 to our stockholders on or about April 23, 2008.

Our Annual Report on Form 10-K is available on the “Investor Relations” section of our website at www.constantcontact.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

Constant Contact, Inc.
1601 Trapelo Road, Suite 329
Waltham, Massachusetts 02451
Attention: Investor Relations
(781) 472-8100
ir@constantcontact.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website at www.constantcontact.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

•	The election of two members of our board of directors to serve as class I directors for a term of three years;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

•	The transaction of other business, if any, that may properly come before the annual meeting or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 9, 2008, the record date for the annual meeting. The number of shares entitled to vote at the meeting is 27,672,749 shares of our common stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.  If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, then you can vote in one of the following two ways:

•	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope so that it is received prior to the matter being voted on at the annual meeting. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be to be voted on at the annual meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR each of the proposals.

•	You may vote in person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or by completing and submitting the ballot provided at the meeting.

Beneficial owner: Shares held in “street name.”  If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, brokerage firm or other intermediary. If you do not give instructions to your bank, brokerage firm or other intermediary, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (Proposal 1) and the ratification of the appointment of our independent registered public accounting firm (Proposal 2) are each considered to be discretionary items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to come to the meeting to personally vote your shares held in street name, you will need to obtain a proxy card from the holder of record (i.e., your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the annual meeting, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 13,836,375 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, broker non-votes and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1):  The two director nominees receiving a plurality, or the highest number, of votes cast at the annual meeting, regardless of whether that number represents a majority of the votes cast, will be elected.

Ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 2):  The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the meeting and voting on the proposal is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

How will votes be counted?

Each share of common stock voted at the annual meeting will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the shares are broker non-votes. As a result, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on Proposal 1 and Proposal 2 at the annual meeting.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the annual meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR Proposal 1 — to elect our two class I director nominees; and

•	FOR Proposal 2 — to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Will any other business be conducted at the annual meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the annual meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting is the close of business on May 3, 2008, the 10th day following the date on which notice of the annual meeting was mailed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results from the annual meeting in our Quarterly Report on Form 10-Q for the second quarter of 2008, which we expect to file with the Securities and Exchange Commission, or the SEC, in August 2008.

May I recommend a candidate for Constant Contact’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Constant Contact stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Constant Contact stock held. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2009 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2009 annual meeting?”. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” and in the Corporate Governance Guidelines posted on the “Investor Relations” section of our website, www.constantcontact.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2009 annual meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2009 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2009 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 24, 2008.

If you wish to present a proposal or a proposed director candidate at the 2009 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice by February 28, 2009, but no sooner than January 29, 2009. However, if the 2009 annual meeting is held before May 9, 2009 or after July 28, 2009, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2009 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2009 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If you do not provide timely notice of a proposal or proposed director candidate to be included in the proxy statement for the 2009 annual meeting of stockholders, then the persons named in the proxy card that accompanies the proxy statement for our 2009 annual meeting will decide, in their own discretion, whether or not, and how, to vote on that proposal or candidate once it properly comes before the 2009 annual meeting.

Any proposals, notices or information about proposed director candidates should be sent to:

Constant Contact, Inc.
1601 Trapelo Road, Suite 329
Waltham, Massachusetts 02451
Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the annual meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews.

•	We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our investor relations department at the address, telephone number or email address listed above.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our investor relations department at the address, telephone number or email address listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three year terms. As a result, only one class of our board of directors is elected each year. The members of the classes are divided as follows:

•	the class I directors are Thomas Anderson and Michael T. Fitzgerald, and their term expires at this annual meeting;

•	the class II directors are John Campbell and Patrick Gallagher, and their term expires at the annual meeting of stockholders to be held in 2009; and

•	the class III directors are Robert P. Badavas, Gail F. Goodman and William S. Kaiser, and their term expires at the annual meeting of stockholders to be held in 2010.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Below is information about each member of our board of directors, including nominees for election as class I directors. This information includes each director’s age as of March 31, 2008 and length of service as a director of Constant Contact, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of our directors, nominees for director and executive officers.

Director Nominees for Terms Expiring in 2011 (Class I Directors)

Thomas Anderson.  Mr. Anderson, age 45, has served as one of our directors since January 2007. From January 2007 until December 2007, Mr. Anderson was the Senior Vice President, Direct to Consumer Channel, of SLM Corporation, a provider of student loans. From January 2005 until January 2007, Mr. Anderson was the President, Chief Executive Officer and a member of the board of directors of Upromise, Inc., a provider of financial resources for college-bound individuals, which was acquired by SLM Corporation. From January 2003 until January 2005, he served as Chief Executive Officer of AmeriFee, LLC, a medical finance company owned by Capital One Financial Corporation. From 2001 until 2003, he served as a Senior Vice President of Capital One, a financial services company. Mr. Anderson holds a B.A. from Dartmouth College and a M.S. from the MIT Sloan School of Management.

Michael T. Fitzgerald.  Mr. Fitzgerald, age 55, has served as one of our directors since July 2000. He is Managing General Partner and Founder of Commonwealth Capital Ventures, the manager of four early stage venture funds. Prior to founding Commonwealth in 1995, he was a General Partner at Palmer Partners, the manager of three early stage venture funds, where he served since 1981. Mr. Fitzgerald is a member of the board of directors of several private companies. Mr. Fitzgerald holds a B.A. from Amherst College and an M.B.A. from the Harvard Business School.

Directors Whose Terms Expire in 2009 (Class II Directors)

John Campbell.  Mr. Campbell, age 60, has served as one of our directors since March 1999 and is a private investor. From December 2005 until June 2006, he served as interim Chief Operating Officer of DFA Capital Management Inc., a risk management software company. He is a director of WAM Systems and DFA Capital Management, both privately held software companies. Mr. Campbell co-founded Marcam Corporation, a leading developer of ERP software, in 1980.

Patrick Gallagher.  Mr. Gallagher, age 36, has served as one of our directors since June 2003. He is a Principal at American Capital Strategies, Ltd., an alternative asset manager. Prior to American Capital, he was Vice President of Morgan Stanley Venture Partners (MSVP) and Morgan Stanley and joined the firm in 1995. While at Morgan Stanley he also spent time in the Debt Capital Markets Group and Technology Corporate Finance Department. Prior to joining Morgan Stanley, Mr. Gallagher spent two years working in Toyota’s Corporate Treasury Department. In 2003, Mr. Gallagher rejoined MSVP after working in various business development roles at RealNames, an Internet services company. He holds a B.A. in Economics and Literature from Claremont McKenna College.

Directors Whose Terms Expire in 2010 (Class III Directors)

Robert P. Badavas.  Mr. Badavas, age 55, has served as one of our directors since May 2007. He is the President and Chief Executive Officer of TAC Worldwide, a technical staffing and workforce solutions company owned by Goodwill Group of Japan. From November 2003 until becoming President and Chief Executive Officer in December 2005, he was the Executive Vice President and Chief Financial Officer of TAC Worldwide. From September 2001 to September 2003, Mr. Badavas served as Senior Principal and Chief Operating Officer of Atlas Venture, a venture capital firm. Mr. Badavas is a member of the board of directors of Hercules Technology Growth Capital, Inc., a publicly-traded specialty finance company, and Airvana, Inc, a publicly traded provider of network infrastructure products. Mr. Badavas holds a B.S. in Accounting and Finance from Bentley College.

Gail F. Goodman.  Ms. Goodman, age 47, has served as our President and Chief Executive Officer since April 1999, as a member of our board of directors since May 1999 and as Chairman of our board of directors since November 1999. Prior to joining us, Ms. Goodman served as Vice President, Commerce Products Group of Open Market, a provider of Internet commerce application software, from 1996 until 1998, as Vice President, Marketing of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996, as Director of Product Management of Dun & Bradstreet Software, a provider of enterprise resource planning software, from 1991 until 1994, and as Manager of Bain &

Company, a business consulting firm, from 1987 until 1991. She holds a B.A. from the University of Pennsylvania and an M.B.A. from the Amos Tuck School of Dartmouth College.

William S. Kaiser.  Mr. Kaiser, age 52, has served as one of our directors since May 2006. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986 and has been one of the general partners of the Greylock Limited Partnerships since January 1988. Mr. Kaiser is a member of the board of directors of Red Hat, Inc., a publicly traded open source solutions provider, and several private companies. Mr. Kaiser holds a B.S. from MIT and an M.B.A. from the Harvard Business School.

Director Independence

Under applicable Nasdaq rules, a director of Constant Contact will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Anderson, Badavas, Campbell, Fitzgerald, Gallagher or Kaiser, or six of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules.

Board Meetings and Attendance

Our board met six times and acted by written consent seven times during the year ended December 31, 2007. During 2007, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting

Our corporate governance guidelines provide that directors are responsible for attending the annual meeting. We did not hold an annual meeting of stockholders in 2007.

Committees of our Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are posted on the “Investor Relations” section of our website, www.constantcontact.com. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq Marketplace Rules and SEC rules and regulations.

Our board of directors has determined that Messrs. Badavas, Fitzgerald and Kaiser, who comprise our audit committee, Messrs. Campbell, Fitzgerald and Gallagher, who comprise our compensation committee, and Messrs. Anderson, Gallagher and Kaiser, who comprise our nominating and governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In particular, our board of directors has determined that, although Mr. Fitzgerald falls outside the safe harbor provisions of Rule 10A-3(e)(1)(ii) under the Exchange Act, Mr. Fitzgerald nevertheless meets the independence requirements contemplated by Rule 10A-3 under the Exchange Act. The safe harbor provisions of Rule 10A-3(e)(1)(ii) exempt holders of 10% or less of any class of voting securities of an issuer from being deemed to be in control of, or an affiliate of, that issuer. As of March 31, 2008, Mr. Fitzgerald beneficially owned approximately 11.8% of our outstanding common stock as result of his affiliation with entities affiliated with Commonwealth Capital Ventures. The existence of the safe harbor set forth in Rule 10A-3(e)(1)(ii), however, does not create a presumption in any way that a person exceeding the 10% threshold controls or is otherwise an affiliate of an issuer, and our board of directors, after considering

Mr. Fitzgerald’s individual ownership in our outstanding common stock and his service to us solely in the capacity as a director, has determined that Mr. Fitzgerald satisfies the audit committee membership requirements established by the SEC and under the Nasdaq Marketplace Rules.

Audit Committee

The members of our audit committee are Messrs. Badavas, Fitzgerald and Kaiser. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for financial literacy under the current requirements of the Nasdaq Marketplace Rules. Mr. Badavas is the chairman of the audit committee and is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of the Nasdaq Marketplace Rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.

The audit committee’s responsibilities include:

•	appointing, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met five times and acted by written consent once during 2007.

All audit services to be provided to us and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “AUDIT-RELATED MATTERS” below.

Compensation Committee

The members of our compensation committee are Messrs. Campbell, Fitzgerald and Gallagher. Mr. Campbell is the chairman of the committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans;

•	granting equity awards pursuant to authority delegated by our board of directors;

•	reviewing, and making recommendations to our board of directors with respect to, director compensation; and

•	preparing the compensation committee report required by SEC rules, which is included on page 19 of this proxy statement.

Our compensation committee met nine times and acted by written consent five times during 2007.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. Anderson, Gallagher and Kaiser. Mr. Anderson is the chairman of the committee. The nominating and corporate governance committee’s responsibilities include:

•	recommending to our board of directors the persons to be nominated for election as directors or to fill vacancies on our board of directors, and to be appointed to each of the board’s committees;

•	overseeing an annual review by our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles and guidelines; and

•	overseeing periodic evaluations of our board of directors.

Our nominating and corporate governance committee did not meet formally during 2007, although Mr. Anderson, in his capacity as chairman of the nominating and corporate governance committee, chaired executive sessions of the board of directors on two occasions in 2007.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process”.

Director Compensation

The compensation committee has implemented a director compensation policy, pursuant to which non-employee directors generally receive automatic option grants at each annual meeting after which he or she continues to serve as a director as well as director fees and reimbursement of out-of-pocket expenses for attendance at meetings. The compensation committee reviews this policy periodically and recommends changes as necessary.

Prior to our initial public offering in October 2007, none of our directors received any compensation for service as a member of our board of directors or board committees, other than the option grants in connection with the initial appointments of Mr. Anderson and Mr. Badavas to our board of directors described below. In anticipation of our initial public offering, our board of directors approved a compensation program effective upon the closing of the offering, pursuant to which we pay each non-employee director an annual retainer of $20,000 for service as a director. Each non-employee director other than committee chairpersons receives an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. The chairman of the audit committee receives an additional annual retainer of $10,000, the chairman of the compensation committee receives an additional annual retainer of $7,500 and the chairman of the nominating and corporate governance committee receives an additional annual retainer of $5,000. We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In January 2007, in connection with his initial appointment to our board of directors, we granted Mr. Anderson an option to purchase 39,000 shares of our common stock, at an exercise price of $3.05 per share, which was the fair market value of our common stock on the date of grant as determined by our board of directors. These options will vest over a two-year period, with 12.5% of the shares underlying the option vesting on the three-month anniversary of the date of grant and an additional 12.5% of the shares underlying the option vesting each three months thereafter, subject to Mr. Anderson’s continued service as a director and, in the event of a change of control of us, the vesting of these options will accelerate in full.

In June 2007, in connection with his initial appointment to our board of directors, we granted Mr. Badavas an option to purchase 39,000 shares of our common stock, at an exercise price of $6.89 per share, which was the fair market value of our common stock on the date of grant as determined by our board of directors. These options will vest over a two-year period, with 12.5% of the shares underlying the option vesting on the three-month anniversary of the date of grant and an additional 12.5% of the shares underlying the option vesting each three months thereafter, subject to Mr. Badavas’s continued service as a director and, in the event of a change of control of us, the vesting of these options will accelerate in full.

The following table sets forth information regarding compensation earned by each non-employee director during the year ended December 31, 2007:

	Fees Earned or	Option Awards
Name	Paid in Cash ($)(1)	($)(2)		Total ($)

Thomas Anderson(3)	$6,250	$35,917	(4)	$42,167
Robert P. Badavas(5)	$7,500	$24,563	(6)	$32,063
John Campbell	$6,875	$—		$6,875
Michael T. Fitzgerald	$7,188	$—		$7,188
Patrick Gallagher	$6,563	$—		$6,563
William S. Kaiser	$6,875	$—		$6,875
Paul Schaut(7)	$—	$1,234		$1,234

(1)	The non-employee director compensation program became effective following our initial public offering in October 2007. These fees were earned by each director in 2007 and paid in January 2008.

(2)	Valuation of these option awards is based on the dollar amount of share based compensation recognized for financial statement reporting purposes in 2007 computed in accordance with Statement of Financial Accounting Standards 123R, Share-Based Payment, or SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). We arrive at these amounts by taking the compensation cost for these awards calculated under SFAS 123R on the date of grant, and recognize this cost over the period in which the director must provide services in order to earn the award, which in the case of these awards was two years. These amounts do not represent the actual amounts paid to or realized by the director during 2007.

(3)	Mr. Anderson was elected to our board of directors in January 2007.

(4)	The compensation committee granted Mr. Anderson an option to purchase 39,000 shares of common stock on January 18, 2007, in connection with his initial election to the board of directors. The option has an exercise price of $3.05 and vests over a two year period. As of December 31, 2007, Mr. Anderson had not exercised this option. The grant date fair value of this option, computed in accordance with SFAS 123R, was $75,660.

(5)	Mr. Badavas was elected to our board of directors in May 2007.

(6)	The compensation committee granted Mr. Badavas an option to purchase 39,000 shares of common stock on June 5, 2007, in connection with his initial election to the board of directors. The option has an exercise price of $6.89 and vests over a two year period. As of December 31, 2007, Mr. Badavas had not exercised this option. The grant date fair value of this option, computed in accordance with SFAS 123R, was $168,480.

(7)	Mr. Schaut resigned from our board of directors in May 2007.

As of December 31, 2007, other than Ms. Goodman, the only members of our board of directors that held outstanding stock options were Messrs. Anderson and Badavas, each of whom held an option to purchase 39,000 shares of common stock.

Pursuant to our 2007 stock incentive plan each non-employee director receives an option to purchase 25,000 shares of our common stock upon his or her initial appointment to our board of directors. Each non-employee director will also receive an annual option grant to purchase 10,000 shares of our common stock at each annual meeting after which he or she continues to serve as a director, provided each such non-employee director has served on our board of directors for at least six months prior to such annual meeting. All of these options will vest over a three-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, or in the case of annual option grants one business day prior to the next annual meeting, if earlier, and an additional 8.33% of the shares underlying the option vesting each three months thereafter, subject to the non-employee director’s continued service as a director. The exercise price of these options will equal the fair market value of our common stock on the date of grant. In the event of a change of control of us, the vesting schedule of these options will accelerate in full.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for Constant Contact’s board of directors?” and “How and when may I submit a stockholder proposal for the 2009 annual meeting?”.

You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, www.constantcontact.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Corporate Secretary, Constant Contact, Inc., 1601 Trapelo Road, Suite 329, Waltham, Massachusetts 02451.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors is committed to high governance standards and continually works to improve them. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

We have adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on the “Investor Relations” section of our website, www.constantcontact.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the “Investor Relations” section of our website, www.constantcontact.com. Alternatively, you may request a copy free of charge of any of these documents by writing to:

Constant Contact, Inc.
1601 Trapelo Road, Suite 329
Waltham, Massachusetts 02451
Attention: Investor Relations

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during the year ended December 31, 2007, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The compensation committee retained DolmatConnell & Partners in 2007 to assist in the development of compensation policies. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Transactions with Related Persons

Since January 1, 2007, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties:

RightNow Technologies

We utilize customer and marketing support software licensed to us by RightNow Technologies, Inc., a publicly traded customer relationship service provider. In 2007, our aggregate payment to RightNow Technologies was approximately $508,000. Investment entities affiliated with Greylock Partners owned, as of December 31, 2007, approximately 13% of the outstanding common stock of RightNow Technologies. Roger L. Evans, a general partner of Greylock Partners, served on the board of directors of RightNow Technologies until December 2007. William S. Kaiser, a member of our board of directors, is a general partner of Greylock Partners.

Oppenheimer & Co. Inc.

Mark Goodman, Managing Director, Head of Consumer and Business Services Group of Oppenheimer & Co. Inc., is the brother of Gail F. Goodman. Ms. Goodman is our Chairman, President, Chief Executive Officer and, as of March 31, 2008, the beneficial holder of more than 4.4% of our voting securities. Oppenheimer & Co. Inc. is the co-managing underwriter of our follow-on public offering. A Registration Statement on Form S-1 related to the follow-on public offering has been filed with the SEC; however, as of the date of this proxy statement, the registration statement has not been declared effective by the SEC. Mr. Goodman was formerly Managing Director, Head of Consumer and Business Services Group at CIBC World Markets Corp., a co-managing underwriter of our initial public offering that was completed in October 2007. In connection with our follow-on public offering, we expect to enter into an underwriting agreement with Oppenheimer & Co. Inc. and the other underwriters of the offering. In connection with our initial public offering, we entered into an underwriting agreement with CIBC World Markets Corp. and the other underwriters of the offering.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we entered into indemnification agreements with each of our directors and officers that may be broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law. For more information regarding these agreements, see “EXECUTIVE COMPENSATION — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” below.

John Arnold, our Director, Local Experts Program, is the brother-in-law of Eric S. Groves, our Senior Vice President, Worldwide Strategy and Market Development.

Policies and Procedures for Transactions with Related Persons

In August 2007, our board of directors adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee, or at the next meeting following the date that the related person transaction comes to the attention of our general counsel. Our general counsel, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chairman of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in this policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2007. The audit committee has also reviewed and discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee the following, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The audit committee has discussed with PricewaterhouseCoopers LLP the matters disclosed in the letter and its independence with respect to Constant Contact, including a review of audit and non-audit fees and services, and concluded that PricewaterhouseCoopers is independent.

Based on its discussions with management and PricewaterhouseCoopers LLP, and its review of the representations and information provided by management and PricewaterhouseCoopers LLP, the audit committee recommended to the board of directors that Constant Contact’s audited consolidated financial statements be included in Constant Contact’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

By the Audit Committee of the Board of Directors of Constant Contact, Inc.

Robert P. Badavas, Chairman
Michael T. Fitzgerald
William S. Kaiser

Auditor Fees and Services

The following table presents the aggregate fees billed (or expected to be billed) by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the years ended December 31, 2007 and December 31, 2006.

Fee Category	2007	2006

Audit Fees(1)	$739,496	$144,700
Audit-Related Fees(2)	—	—
Tax Fees(3)	38,500	18,800
All Other Fees(4)	2,850	1,500

Total Fees	$780,846	$165,000

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements, the review of financial information included in our filings with the SEC, including those related to our initial public offering, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2006 and 2007, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which related to the preparation of our federal and state tax returns, accounted for $24,500 of the total tax fees billed in 2007 and $18,800 of the total tax fees billed in 2006. Tax advice and tax planning services in 2007 were $14,000 and related to assistance on state sales tax matters.

(4)	All other fees for 2007 consisted of fees related to training and a subscription for an accounting research tool. All other fees for 2006 consisted of fees related to a subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise PricewaterhouseCoopers LLP’s independence. The audit committee’s charter, which was adopted in August 2007, and can be found on the “Investor Relations” section of our website, www.constantcontact.com, requires that all proposals to engage PricewaterhouseCoopers LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before PricewaterhouseCoopers LLP may provide the services. None of the above fees were approved using the “de minimus exception” under SEC rules.

The audit committee’s charter provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class I directors, whose terms expire at this annual meeting; two class II directors, whose terms expire at our 2009 annual meeting of stockholders; and three class III directors, whose terms expire at our 2010 annual meeting of stockholders. Our board of directors currently consists of seven members.

At this annual meeting, our stockholders will have an opportunity to vote for two nominees for class I directors: Thomas Anderson and Michael T. Fitzgerald. Both of the nominees are currently directors of Constant Contact, and you can find more information about each of them in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.”

The persons named in the enclosed proxy card will vote to elect the two nominees as class I directors, unless you withhold authority to vote for the election of either or both nominees by marking the proxy card to that effect. If elected, each nominee for class I director will hold office until the 2011 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008. Although stockholder approval of our audit committee’s selection of PricewaterhouseCoopers is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for the year ended December 31, 2007, will be present at the annual meeting to respond to appropriate questions, and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR this proposal.

EXECUTIVE OFFICERS

Below is information about each of our current executive officers, other than Ms. Goodman, our Chairman, President and Chief Executive Officer, whose information is included above in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors”. This information includes each officer’s age as of March 31, 2008, his or her position with Constant Contact, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position. There are no family relationships among any of our executive officers, directors and nominees for director.

Ellen Brezniak.  Ms. Brezniak, age 49, has served as Vice President, Product Strategy, since September 2006. From September 2004 until September 2006, she served as Senior Vice President of Marketing and Product Management of GetConnected, Inc., a provider of transaction processing platforms for enabling the sale of digital services. From January 2001 until August 2004, Ms. Brezniak served as Vice President of Marketing of OutStart, Inc., an e-learning software company. Ms. Brezniak has also held leadership positions at Be Free, Inc., Open Market, and Progress Software, Inc. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

Nancie Freitas.  Ms. Freitas, age 46, joined us in November 2005 and has served as Vice President and Chief Marketing Officer since December 2006. In February 2005, Ms. Freitas founded The Freitas Group, a direct marketing and media firm, which she operated until joining us. From April 2000 until January 2005, she led the direct marketing services of Carat Business & Technology, a worldwide media agency. Ms. Freitas has also held leadership roles at CFO Magazine, Earthwatch Institute and Games Magazine. Ms. Freitas holds a B.A. from the University of Massachusetts.

Eric S. Groves.  Mr. Groves, age 44, has served as Senior Vice President, Worldwide Strategy and Market Development, since February 2008 and before that as Senior Vice President, Sales and Business Development, since January 2001. From October 1999 until December 2000, Mr. Groves served as Executive Director of Worldwide Sales & Business Development of Alta Vista Corporation, a provider of search services and technology. Mr. Groves has also held leadership positions at iAtlas Corp., InfoUSA Inc., MFS Communications Company, Inc., SBC Communications Inc. and Citigroup Inc. Mr. Groves holds a B.A. from Grinnell College and an M.B.A. from the University of Iowa.

Thomas C. Howd.  Mr. Howd, age 48, has served as Senior Vice President, Customer Operations, since February 2008 and before that as Vice President, Services, since 2001. From 1999 until 2000, he served as Director, Production Engineering, of Direct Hit Technologies Inc., a provider of search technologies that was later acquired by Ask Jeeves, Inc. From 1998 until 1999, Mr. Howd served as Director of Support and Quality Assurance of Workgroup Technology Corporation, a product data management software provider. Preceding that, Mr. Howd also held leadership positions in engineering and professional services during his 11 year tenure at Marcam Corporation, a provider of software applications for manufacturing. Mr. Howd holds a B.S. from Williams College.

Robert P. Nault.  Mr. Nault, age 44, has served as Vice President and General Counsel since March 2007. Prior to joining us, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc., a provider of e-security technology solutions, from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from March 2001 to May 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc., a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault is a director of Vanderbilt Financial, LLC, an institutional investment fund. Mr. Nault holds a B.A. from the University of Rhode Island and a J.D. from Boston University School of Law.

Daniel A. Richards.  Mr. Richards, age 48, joined us in 1999 and has served as Vice President, Engineering, since 2000. Prior to joining us, from 1995 to 1999, he served as a principal developer and as Vice President Engineering of Segue Software Inc., a software company specializing in automated testing applications. Preceding that, Mr. Richards held a variety of developer and leadership positions at Mercury Computer Systems, Hewlett-Packard and Apollo Computer, Inc. Mr. Richards holds a B.S. from the State University of New York at Binghamton.

Steven R. Wasserman.  Mr. Wasserman, age 51, has served as Vice President and Chief Financial Officer since December 2005. Prior to joining us, he served as Vice President and Chief Financial Officer of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from March 2004 until it was acquired by Metavante Corp. in July 2005. From January 2001 until March 2004, Mr. Wasserman served as Vice President and Chief Financial Officer of ON Technology Corporation, an enterprise software company that was acquired by Symantec Corporation. Preceding that, Mr. Wasserman has held leadership positions at The Pioneer Group, GTECH Holdings Corporation and EG&G, Inc. Mr. Wasserman holds a B.B.A. from the University of Michigan and an M.B.A. from Babson College.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Constant Contact Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

By the Compensation Committee of the Board of Directors of Constant Contact, Inc.

John Campbell, Chairman
Michael T. Fitzgerald
Patrick Gallagher

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide an understanding of how our compensation program is developed with respect to our named executive officers. Our named executive officers consist of Gail F. Goodman, our president and chief executive officer, Steven R. Wasserman, our vice president and chief financial officer, and the other executive officers included in the Summary Compensation Table on page 30 of this proxy statement.

We have divided this Compensation Discussion and Analysis into sections in order to help explain:

•	the role of the compensation committee;

•	the role of the independent compensation consultant;

•	the use of competitive benchmarking data provided by our independent compensation consultant;

•	the objectives and philosophy of our executive compensation program; and

•	the specific components of our executive compensation program.

The Compensation Discussion and Analysis provides detailed information on the administration and results of our executive compensation program in 2007. In addition, there is detailed information regarding the compensation committee’s determination of 2008 executive compensation, which was approved by the compensation committee in December 2007 following a series of compensation committee meetings held during the fall of 2007.

Role of the Compensation Committee

The compensation committee is specifically responsible for establishing compensation and benefits programs for the Company’s executive officers, including Ms. Goodman and her executive management team. The compensation committee is comprised solely of independent directors, and its membership currently consists of John Campbell, who serves as chairman, Michael T. Fitzgerald and Patrick Gallagher. The members of the compensation committee are recommended by the nominating and corporate governance committee and elected by the board of directors annually. For more information regarding the compensation committee, see page 9 of this proxy statement.

The compensation committee establishes the overall objectives and philosophy of our executive compensation program, determines the specific components of executive compensation, sets and reviews financial performance goals, and approves incentive payouts. With regard to Ms. Goodman’s compensation, the compensation committee performs these functions with input from an independent compensation consultant (discussed below), and with regard to the other named executive officers, the compensation committee relies on Ms. Goodman’s recommendations as well as input from the independent compensation consultant. In all cases, the compensation committee has responsibility for final executive compensation decisions.

The compensation committee strives to maintain an effective balance between short-term and long-term business objectives, employing its understanding of our business, the industry and the current and likely future business environment. Accordingly, the compensation committee endeavors to structure short-term and long-term incentive plans that reward performance based on achievement of different, but complementary, strategic and financial objectives. The compensation committee believes this balanced approach motivates management’s efforts to drive strong outcomes in both the current and future business environment.

In establishing individual executive compensation, the compensation committee considers analysis and recommendations from its independent compensation consultant, competitive practices, the president and chief executive officer’s recommendations (for her subordinates), established plans, compensation trends and internal practices. Ultimately, however, the compensation committee applies its judgment in establishing executive compensation.

In 2007, the compensation committee held nine meetings and acted by written consent on five occasions.

Independent Compensation Consultant

Beginning with 2007 executive compensation determinations, the compensation committee engaged an independent compensation consultant, DolmatConnell & Partners, to review and evaluate our executive compensation program and its specific components, including total cash compensation targets, base salaries, target bonus percentages and equity ownership. DolmatConnell is directly accountable to the compensation committee for the performance of its services. In its role as an advisor to the compensation committee, a senior representative of DolmatConnell attends meetings of the compensation committee when requested. DolmatConnell also provides assistance to the compensation committee on financial performance goals and advice on rules, regulations and general compensation trends regarding executive compensation.

In the future, we expect that our compensation committee will continue to engage an independent compensation consulting firm to provide advice and data regarding executive compensation.

Competitive Compensation Benchmarking

We operate in a competitive environment. As such, the compensation committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and assist us in meeting our overall executive compensation objectives.

In establishing executive compensation levels for 2007, which were established in December 2006 and prior to the time we became a public company, the compensation committee requested that DolmatConnell review and evaluate the elements of our executive compensation program, including total cash compensation targets, base salaries, target bonus percentages and equity ownership. As part of this review and evaluation, DolmatConnell developed a specific peer group of private and public software and technology companies with annual revenue less than $60 million to provide a comparative basis for our compensation practices and established base salary, bonus and long-term equity guidelines for our executives.

In establishing executive compensation levels for 2008, the compensation committee again engaged DolmatConnell to provide analysis similar to that which it provided for 2007 executive compensation determinations. As part of this engagement, DolmatConnell developed two comparative data sources for analytical purposes and to ensure that comparative market data was available for all executives. First, given that we are now a publicly traded company, they developed a peer group comprised solely of U.S. based publicly traded companies from the software and services industries of similar size to our company based on revenue and market capitalization. This peer group, which is referred to in this Compensation Discussion and Analysis as the Original Peer Group, included: Art Technology Group, Inc., Chordiant Software, Inc., LivePerson, Inc., Marchex, Inc., Pegasystems Inc., PeopleSupport, Inc., RightNow Technologies, Inc., S1 Corp., Synchronoss Technologies, Inc., Unica Corporation, Visual Sciences, Inc. and Vocus, Inc. Second, they reviewed compensation data from a composite of credible, published executive compensation surveys scoped appropriately based on the size and nature of our business. At the request of the compensation committee, DolmatConnell developed a second peer group for comparison purposes. This second peer group, which consisted of U.S. based publicly traded companies primarily in the software as a service business similar in revenue and market capitalization to our company, included: BlackBoard, Inc., DemandTec, Inc., LivePerson, Inc., Kenexa Corporation, Omniture, Inc., RightNow Technologies, Inc., Salesforce.com, Taleo Corp., VistaPrint Limited and Vocus, Inc. The compensation committee requested that DolmatConnell create this second peer group, which is referred to in this Compensation Discussion and Analysis as the Second Peer Group, because investment analysts typically compare our company’s financial performance to the performance of companies in this group. The compensation committee determined that the data in the Second Peer Group was substantially similar to the data in the Original Peer Group. In addition, the compensation committee noted that the compensation ranges in the Original Peer Group and Second Peer Group were higher than the compensation ranges reflected in the 2007 benchmarking data, which resulted from the change to a peer group consisting of only public companies.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals; and

•	align the incentives of our executives with the creation of value for our stockholders.

Our compensation committee expects to continue to implement and maintain compensation plans to achieve these objectives. Our compensation plans and policies currently, and we expect will continue to, compensate executive officers with a combination of base salary, quarterly cash incentive bonuses, equity incentive awards and customary employee benefits. Quarterly cash incentive bonuses are tied to key financial metrics such as average gross monthly revenue growth, or AMRG, adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, and Adjusted EBITDA as a percentage of revenue, or Adjusted EBITDA Margin, and, in the case of certain of our executive officers, the achievement of individual quarterly performance goals. We have provided, and expect to continue providing, a portion of our executive compensation in the form of equity incentive awards that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. We plan to continue to implement compensation packages for our executive officers generally in line with the median competitive levels of comparable public companies, with potential upside for better than planned performance.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	quarterly cash incentive bonuses;

•	equity incentive awards; and

•	benefits and other compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee establishes these allocations for each executive officer on an annual basis. Our compensation committee establishes total cash compensation targets based primarily upon benchmarking data as well as the performance and importance to the company of the individual executive and internal equity considerations among all executive officers. Our compensation committee establishes non-cash compensation based upon benchmarking data, the performance of the individual executive, the executives’ equity ownership percentage and the amount of their equity ownership that is vested equity. In the future, we expect that our compensation committee will continue to use benchmarking data when determining cash compensation as well as annual equity grants to executives. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executives are aligned with the creation of value for our stockholders.

In establishing base salaries and cash incentive bonuses for our executives, the compensation committee first establishes a total cash compensation target for each executive. This is accomplished by comparing the total cash compensation of the applicable peer group in the 50th percentile to total cash compensation of our positions that matched positions in the peer group.

Based on this analysis for 2007 executive compensation determinations, three of our named executive officers (Ms. Goodman (−26%), Eric S. Groves, our Senior Vice President, Worldwide Strategy & Market Development, (−9%), and Mr. Wasserman (−26%)) were below the median for target total cash compensation of the peer group for 2007. The compensation committee reviewed this information and determined that the target total cash compensation for the following executive officers be set as follows: Ms. Goodman, $400,000, Mr. Groves, $280,000, and Mr. Wasserman, $250,000. These increases represented an increase in target total cash compensation to these executive officers of approximately 16%. Ellen Brezniak’s target total cash compensation for 2007 was established by the compensation committee at the time of her hiring in September 2006 and was set slightly below the median based on the peer group analysis. Ms. Brezniak serves as our Vice President, Product Strategy. Robert P. Nault’s target total cash compensation for 2007 was established by the compensation committee at the time of his hiring in March 2007 and was set slightly below the median based on the peer group analysis. Mr. Nault serves as our Vice President and General Counsel.

Based on this analysis for 2008 executive compensation determinations, all of our named executives were positioned below the 25th percentile for total target cash compensation for both the Original Peer Group and the Second Peer Group. The compensation committee reviewed this information and determined that the total target cash compensation for the following executive officers for 2008 be set as follows: Ms. Goodman, $525,000, Ms. Brezniak, $270,000, Mr. Groves, $287,000, Mr. Nault, $294,000 and Mr. Wasserman, $308,000.

Base Salaries.  Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Base salaries for our executives have sometimes been set in our offer letter to the executive at the outset of employment, which is the case with Ms. Goodman, Ms. Brezniak and Messrs. Wasserman and Nault. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time in the discretion of our compensation committee, and consistent with our incentive compensation program objectives, base salaries for our executives, together with other components of compensation, are evaluated for adjustment based on an assessment of an executive’s performance and general compensation trends in our industry.

2007 Base Salaries

In establishing base salaries for our named executive officers for 2007, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by DolmatConnell. In 2007, the base salaries of Ms. Goodman and Mr. Wasserman were increased by 10% and 17%, respectively, as compared to 2006. Our compensation committee determined that Ms. Goodman had performed well in 2006 as she continued to drive the strategy that expanded the company’s market leadership position. Our compensation committee determined to increase Ms. Goodman’s base salary to $275,900, which placed her 2% below the median base salary of the benchmarked group. Our compensation committee determined that Mr. Wasserman had performed well in his first year, building his organization, raising capital on favorable terms and helping to prepare the company, from a systems and processes perspective, for rapid growth and a possible future initial public offering. Our compensation committee increased Mr. Wasserman’s base salary to $192,300, which placed him 6% below the median base salary of the benchmarked group. Our compensation committee also reviewed the performance of Mr. Groves. While our compensation committee determined that Mr. Groves had performed well in 2006, it did not increase his base salary, in part, because his base salary was already 1% above the median base salary of the benchmarked group. Our compensation committee, however, increased Mr. Groves’ target incentive percentage (as a percentage of base salary) from 30% to 40%. The increase in Mr. Groves’ target incentive provided Mr. Groves with cash compensation upside but only if we achieved our financial targets. Our compensation committee felt that this better aligned the interests of Mr. Groves with those of our stockholders. Ms. Brezniak’s and Mr. Nault’s base salaries were established by the compensation committee at the time of their hiring in September 2006 and March 2007, respectively. These base salaries were generally set slightly below the median base salary of the relevant peer group.

2008 Base Salaries

In establishing base salaries for our named executive officers for 2008, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data, including the Original Peer Group and Second Peer Group, and other information provided by DolmatConnell. In 2008, the base salaries of Ms. Goodman, Ms. Brezniak, Mr. Groves, Mr. Nault and Mr. Wasserman were increased by approximately 27%, 8%, 3%, 5% and 14%, respectively. Our compensation committee determined that Ms. Goodman had an exceptional year in 2007. They noted that she continued to successfully drive the strategy and growth of our company during 2007 while leading the team that completed our initial public offering. As a result of this analysis, our compensation committee determined to increase Ms. Goodman’s base salary to $350,000, which placed her base salary 17% above the median of the Original Peer Group and slightly above the median of the Second Peer Group. Our compensation committee determined that Ms. Brezniak had performed well in 2007. They noted that she had developed a detailed product roadmap, extended the planning horizon for product strategy and successfully helped to implement the Agile software development methodology. As a result of this analysis, our compensation committee determined to increase Ms. Brezniak’s base salary to $200,000, which placed her base salary at approximately the median for both the Original Peer Group and the Second Peer Group. Our compensation committee determined that Mr. Groves had performed well in 2007. They noted that he successfully expanded the regional development director program, reorganized the partner program to drive growth and continued to be a “thought leader” for the company’s strategy and focus on small organizations. As a result of this analysis, our compensation committee determined to increase Mr. Groves’ base salary to $205,000, which placed his base salary slightly above the median for the Original Peer Group. Our compensation committee determined that Mr. Wasserman had a very strong year. His primary accomplishment was the completion of our initial public offering. In addition, he continued to build the finance organization, enhance our systems, processes and controls and refine the financial metrics for the company, particularly as we prepared to become a public company. As a result of this analysis, our compensation committee increased Mr. Wasserman’s base salary to $220,000, which placed him slightly below the median base salary for the Original Peer Group and 12% below the median base salary for the Second Peer Group. Our compensation committee determined that Mr. Nault had performed well in his first year, learning our business and the legal issues relevant to our business and playing an integral role in our initial public offering. Our compensation committee increased Mr. Nault’s base salary to $210,000, which placed him below the median of both the Original Peer Group (−7%) and the Second Peer Group (−15%).

Cash Incentive Bonuses.  Each year, including 2007 and 2008, we have established a cash incentive bonus plan for our executives, which provides for quarterly cash incentive bonus payments. The cash incentive bonuses are intended to compensate for the achievement of both corporate financial targets and, in the case of all executive officers except Ms. Goodman, individual performance goals. The corporate financial targets generally conform to the financial metrics contained in the internal business plan developed by our management and reviewed by our board of directors. Amounts payable under the cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate financial targets, the weighting of various goals for each executive and the formula for determining potential bonus amounts based on achievement of those goals. The compensation committee works with the chief executive officer and the chief financial officer to develop corporate financial targets. Individual performance objectives are necessarily tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Ms. Goodman sets the individual quarterly performance objectives. In establishing these objectives, Ms. Goodman typically identifies areas that she believes require focus on the part of the executive and are strategic or important to our company as a whole. The financial targets and performance objectives are generally designed to be difficult to fully achieve and, as was the case in 2007, we do not expect that all of the targets and objectives will be fully achieved in all periods.

2007 Cash Incentive Bonuses

In 2007, the corporate financial targets were weighted 70% and the individual performance goals were weighted 30% in the bonus analysis, except that the corporate financial targets were weighted 100% for Ms. Goodman. The corporate financial targets were AMRG and Adjusted EBITDA. In 2007, 90% of the portion of the bonus payout related to corporate financial targets was based on the AMRG metric. Bonus payments based on AMRG were paid based on achieving at least 80% or 90% of the AMRG target, depending on the quarter, with accelerators for over achievement beginning at 115% or 120%, depending on the quarter. If actual AMRG as a percentage of target AMRG was between the minimum threshold (80% or 90%) but less than the point at which the accelerators were effective (115% or 120%), the payout was equal to the percentage achievement multiplied by the target AMRG incentive. If actual AMRG as a percentage of target AMRG was equal to or greater than the point at which the accelerators were effective (115% or 120%), the payout was equal to the percentage achievement multiplied by the accelerators (1.5x for achievement between 115% or 120% and 130% and 2.0x for achievement above 130%) multiplied by the target AMRG incentive. Bonus payments based on Adjusted EBITDA targets, which accounted for 10% of the portion of the bonus payout related to corporate financial targets, were paid out at 100% only if the target metric was achieved. The actual AMRG targets for each quarter of 2007 were as follows: $126,000 for the first quarter of 2007, $214,800 for the second quarter of 2007, $195,200 for the third quarter of 2007 and $255,400 for the fourth quarter of 2007. The actual Adjusted EBITDA quarterly targets for 2007 were as follows: ($3,379,000) for the first quarter of 2007, ($2,075,300) for the second quarter of 2007, ($963,400) for the third quarter of 2007 and $242,600 for the fourth quarter of 2007.

Ms. Brezniak’s individual performance goals in 2007 included continuing to make progress on customer research initiatives and planning and scheduling from a product strategy perspective two major product releases in the first quarter, further developing and refining the product roadmap and addressing matters related to website architecture in the second quarter, continuing work on the product roadmap and future release planning in the third quarter, planning the 2008 product release schedule, hiring a web properties director and analyzing the benefits of agile programming in the fourth quarter. Mr. Groves’ individual performance goals in 2007 included establishing an enhanced methodology for measuring the impact of our regional development directors and reviewing and developing objectives around our strategic and partner initiatives in the first quarter, reviewing and refining the sales and channel partner initiatives relating to the launch of our survey product and creating an 18-month plan for sales and marketing in the second quarter, planning and launching market expansion testing and implementing initiatives to ensure the company met or beat customer quarterly acquisition targets in the third quarter, and implementing initiatives to ensure the company met or beat customer quarterly acquisition targets and continuing to refine the analysis to measure the organizational impact of our regional development directors in the fourth quarter. Mr. Nault’s primary individual performance goals in 2007 related to our initial public offering and our operations as a public company after the offering. Mr. Nault’s additional individual performance goals in 2007 included continuing to learn about the business by developing relationships with his executive peers in the second and third quarters, ensuring that our corporate governance standards were in place prior to our initial public offering in the third quarter and implementing public company controls and processes and rolling out to our employees our employee stock purchase plan in the fourth quarter. Mr. Wasserman’s primary individual performance goals in 2007 related to our initial public offering and our operations as a public company after the offering. Mr. Wasserman’s additional individual performance goals in 2007 included developing a lifetime profit per customer analysis in the first quarter, refining our expense forecasting methodology in the third quarter and implementing public company controls and processes and rolling out to our employees our new employee stock purchase plan in the fourth quarter.

The target bonus awards, as a percentage of base salary, for 2007 were 45% for Ms. Goodman, 27% for Ms. Brezniak, 40% for Mr. Groves, 30% for Mr. Nault and 30% for Mr. Wasserman. The actual target cash incentive bonuses awarded with respect to 2007 and set forth in the Summary Compensation Table that follows this Compensation Discussion and Analysis were split 15%, 25%, 25% and 35% for each of the four quarters respectively.

The performance based compensation elements for our named executive officers for 2007 and a description of whether or not they achieved or underachieved with respect to each element were as follows:

	2007 – First Quarter		2007 – Second Quarter		2007 – Third Quarter		2007 – Fourth Quarter
	Company		Company		Company		Company
	Strategic		Strategic		Strategic		Strategic
	and Financial	Result for	and Financial	Result for	and Financial	Result for	and Financial	Result for
	Goal	Quarter	Goal	Quarter	Goal	Quarter	Goal	Quarter

Ms. Goodman
Ms. Brezniak
Mr. Groves
Mr. Nault(1)
Mr. Wasserman	AMRG(2)	Exceeded	AMRG	Under-Achieved	AMRG	Exceeded	AMRG	Exceeded

Ms. Goodman
Ms. Brezniak
Mr. Groves
Mr. Nault(1)
Mr. Wasserman	Adjusted EBITDA	Achieved	Adjusted EBITDA	Achieved	Adjusted EBITDA	Achieved	Adjusted EBITDA	Achieved

Ms. Brezniak	Individual		Individual		Individual		Individual
	Performance Goals	Achieved	Performance Goals	Under- Achieved	Performance Goals	Achieved	Performance Goals	Achieved
Mr. Groves	Individual		Individual		Individual		Individual
	Performance Goals	Achieved	Performance Goals	Achieved	Performance Goals	Under- Achieved	Performance Goals	Achieved
Mr. Nault	Individual		Individual		Individual		Individual
	Performance Goals	N/A(1)	Performance Goals	Under- Achieved	Performance Goals	Under- Achieved	Performance Goals	Under- Achieved
Mr. Wasserman	Individual		Individual		Individual		Individual
	Performance Goals	Achieved	Performance Goals	Achieved	Performance Goals	Achieved	Performance Goals	Under- Achieved

(1)	Mr. Nault was not eligible for a quarterly incentive payment in the first quarter of 2007 as he joined our company in March 2007.

(2)	AMRG = average gross monthly revenue growth

The table below reflects for each named executive officer (i) the 2007 quarterly target incentive for each performance based compensation element, (ii) the 2007 total quarterly target incentives, (iii) the actual 2007 quarterly incentive payments for each performance based compensation element based on achievement levels, and (iv) the actual 2007 total quarterly incentive payments.

						Actual
	Target	Target	Target	Total	Actual	Adjusted	Actual	Total
	AMRG(1)	Adjusted EBITDA	MBO(2)	Target	AMRG(1)	EBITDA	MBO(2)	Actual
	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive

Ms. Goodman
Q1 2007	$16,754	$1,861	$—	$18,615	$18,094	$1,861	$—	$19,955
Q2 2007	$27,923	$3,102	$—	$31,025	$27,644	$3,102	$—	$30,746
Q3 2007	$27,923	$3,102	$—	$31,025	$31,832	$3,102	$—	$34,934
Q4 2007	$39,092	$4,343	$—	$43,435	$42,219	$4,343	$—	$46,562
Ms. Brezniak
Q1 2007	$4,725	$525	$2,250	$7,500	$5,103	$525	$2,250	$7,878
Q2 2007	$7,875	$875	$3,750	$12,500	$7,796	$875	$3,413	$12,084
Q3 2007	$7,875	$875	$3,750	$12,500	$8,978	$875	$3,750	$13,603
Q4 2007	$11,025	$1,225	$5,250	$17,500	$11,907	$1,225	$5,250	$18,382
Mr. Groves
Q1 2007	$7,560	$840	$3,600	$12,000	$8,165	$840	$3,600	$12,605
Q2 2007	$12,600	$1,400	$6,000	$20,000	$12,474	$1,400	$6,000	$19,874
Q3 2007	$12,600	$1,400	$6,000	$20,000	$14,364	$1,400	$5,940	$21,704
Q4 2007	$17,640	$1,960	$8,400	$28,000	$19,051	$1,960	$8,400	$29,411
Mr. Nault
Q1 2007(3)	$—	$—	$—	$—	$—	$—	$—	$—
Q2 2007	$9,450	$1,050	$4,500	$15,000	$9,356	$1,050	$4,118	$14,524
Q3 2007	$9,450	$1,050	$4,500	$15,000	$10,773	$1,050	$4,444	$16,267
Q4 2007	$13,230	$1,470	$6,300	$21,000	$14,288	$1,470	$6,111	$21,869
Mr. Wasserman
Q1 2007	$5,453	$605	$2,597	$8,655	$5,889	$605	$2,597	$9,091
Q2 2007	$9,088	$1,009	$4,328	$14,425	$8,997	$1,009	$4,328	$14,334
Q3 2007	$9,088	$1,009	$4,328	$14,425	$10,360	$1,009	$4,328	$15,697
Q4 2007	$12,723	$1,413	$6,059	$20,195	$13,741	$1,413	$5,877	$21,031

(1)	AMRG = average gross monthly revenue growth

(2)	MBOs = individual performance goals

(3)	Because Mr. Nault joined the company in March 2007, he was not eligible for a quarterly incentive payment in the first quarter of 2007.

In 2007, the total annual bonus payment as a percentage of the total annual target bonus and the total annual bonus payment as a percentage of annual salary for each named executive officer were as follows: Ms. Goodman (107% and 48%); Ms. Brezniak (104% and 28%); Mr. Groves (104% and 42%); Mr. Nault (103% and 26%); and Mr. Wasserman (104% and 31%). In reviewing these results, the compensation committee believed that these results were justified by the strong company performance and individual performance in 2007 and the goal of using performance targets to reward over achievement.

2008 Cash Incentive Bonuses

In December 2007, our compensation committee approved the target bonus awards for 2008 for our named executive officers. The target bonus awards, as a percentage of base salary, for 2008 are 50% for Ms. Goodman, 35% for Ms. Brezniak, 40% for Mr. Groves, 40% for Mr. Nault and 40% for Mr. Wasserman. As described above, the compensation committee determined the target total cash compensation of each named executive officer after reviewing and considering the evaluation prepared by our independent compensation consultant, DolmatConnell. Once the compensation committee established 2008 base salaries for each named executive officer, the target bonus awards, as a percentage of base salary, were generally set to bring each named executive officer’s total target cash compensation to the approved level. Target bonus awards for 2008 will be paid out quarterly at the rate of 25% for each of the four quarters respectively.

In 2008, corporate financial targets will be weighted 70% and individual performance goals weighted 30% in the bonus analysis, except that, in the case of Ms. Goodman, the corporate financial targets are weighted 100%. The corporate financial targets are based on AMRG and Adjusted EBITDA Margin. For all named executive officers other than Ms. Goodman, of the total corporate financial target bonus amount payable, approximately 71% will be paid out based on the AMRG metric and approximately 29% based on the Adjusted EBITDA Margin metric. For Ms. Goodman, 70% of the entire bonus amount she is eligible to receive is based on the quarterly AMRG metric and the remaining 30% on the quarterly Adjusted EBITDA Margin metric. No bonus payment will be made to any executive based on the quarterly AMRG metric unless the quarterly AMRG we achieve exceeds at least 85% of the target amount, in which event the executive will be eligible to receive 50% of the bonus allocable to the AMRG metric. In the event that this minimum quarterly AMRG target amount is exceeded, the executive will be eligible to receive an increase of 3.333% in the bonus allocable to the AMRG metric for every percentage point in excess of 85% of the target amount, up to a maximum of 135% of the AMRG target amount. No bonus payment will be made based on the quarterly Adjusted EBITDA Margin metric unless the Adjusted EBITDA Margin we achieve exceeds at least 95% of the target amount, in which event the executive will be eligible to receive 95% of the bonus allocable to Adjusted EBITDA Margin metric. In the event that this minimum quarterly Adjusted EBITDA Margin target amount is exceeded, the executive will be eligible to receive an increase of one percentage point in the bonus allocable to Adjusted EBITDA Margin metric for every one percentage point by which we exceed 95% of the target amount, up to a maximum of 105% of the Adjusted EBITDA Margin target. The compensation committee believes that these financial targets are designed to drive revenue growth and to ensure that we meet our Adjusted EBITDA Margin projections while incenting executives to work collaboratively to reinvest excess operating profit into the business.

Equity Incentive Awards.  Our equity award program is the primary vehicle for offering long-term incentives to our executives. Prior to our initial public offering in October 2007, our employees, including our executives, were eligible to participate in our 1999 Stock Option/Stock Issuance Plan. Following the completion of our initial public offering, we grant to our employees, including our executives, stock-based awards pursuant to the 2007 Stock Incentive Plan. Under the 2007 Stock Incentive Plan, our employees, including our executives, are eligible to receive grants of stock options, restricted stock awards, and other stock-based equity awards at the discretion of our compensation committee. We believe that our option program is critical to our efforts to hire and retain the best people and to maintain a competitive advantage over our current and future competitors. A description of our stock option plans is included in this proxy statement at “— Stock Option and Other Compensation Plans.”

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of Ms. Goodman with respect to her executive team members. We typically make an initial equity award of stock options or restricted stock to new executives in connection with the start of their employment. Grants of equity awards, including those to executives, are approved by our compensation committee and are granted based on the fair market value of our common stock on the date of grant. Historically, the equity awards we have granted to our executives have vested as to 25% of such awards at the end of the first year and in equal quarterly installments over the succeeding three years. This vesting schedule is consistent with the vesting of stock options granted to other employees.

In connection with the commencement of Mr. Nault’s employment and based on the equity guidelines recommended by DolmatConnell, the compensation committee granted to him an option to purchase 110,500 shares of common stock. The exercise price of this option was $4.12 per share, which was the fair market value of our common stock on the date of grant as determined by our board of directors. In December 2007, the compensation committee approved new equity awards for each of our executives. In determining these equity awards for each of the named executive officers set forth on the 2007 Grants of Plan-Based Awards table below, our compensation committee took into account company performance, which was very strong, the fact that we completed our initial public offering, the applicable executive’s performance and the equity guidelines recommended by DolmatConnell. As a result, in December 2007, our board of directors granted to Ms. Goodman, Ms. Brezniak, Mr. Groves, Mr. Nault and Mr. Wasserman options to purchase 65,000, 45,000, 30,000, 45,000 and 45,000 shares of common stock, respectively. The exercise price of these options was $22.27 per share, which was the closing, or last sale, price of our shares of common stock on the Nasdaq Global Market on December 6, 2007, the date of grant. Under a policy adopted by the compensation committee, this price is equal to the fair market value of our common stock on the date of grant. At the discretion of our compensation committee, we expect to continue to approve annually new equity awards to certain of our employees and executives consistent with our overall incentive compensation program objectives.

We do not currently have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information. The compensation committee has adopted a stock option grant policy that applies to all stock option grants, including grants to executives, but excluding automatic annual grants to independent directors. The option grant policy adopted by the compensation committee is as follows:

•	That we shall not, and shall not have any program, plan or practice to, time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information.

•	That only the compensation committee, in its sole discretion, shall be permitted to grant stock options and stock-based awards under the 2007 Stock Incentive Plan.

•	That all grants of stock options and stock-based awards under the 2007 Stock Incentive Plan, including grants to new hires, shall be made during the first business week of the third month of the calendar quarter.

•	That the exercise price of all stock options and stock-based awards shall equal the closing, or last sale, price of our common stock on the Nasdaq Global Market on the grant date.

•	That the compensation committee will meet telephonically or in person during the first business week of the third month of the calendar quarter to approve grants of stock options and stock-based awards.

•	That, to the extent practical, each quarterly meeting date will be tentatively set at the prior quarter’s meeting.

•	That the compensation committee will not take action by written consent with respect to the grant of stock options and stock-based awards

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, an employee assistance program, maternity and paternity leave plans and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we pay for parking for our executive officers.

Severance and Change in Control Benefits

We have severance arrangements with Ms. Goodman and Messrs. Nault and Wasserman. These agreements provide, in general, that in the event the executive is terminated without cause (as defined in each agreement) or, in the case of Messrs. Wasserman and Nault, there is a significant change in his responsibilities or location, the executive will be entitled to a severance benefit equal to six months salary plus health insurance benefits. These arrangements were approved at the time of hire by either the compensation committee or the board of directors. See “— Employment and Other Agreements” below for additional information relating to these agreements. In addition, each of the option agreements entered into with our executive officers has a change in control provision that provides that 50% of the unvested shares under the option shall vest immediately prior to the change in control and the balance will vest in the event the executive is terminated within one year from the date of the change in control.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below. Our compensation committee believes that our severance and change of control benefits are reasonable and generally consistent with severance packages offered to executives at similarly situated companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our president and chief executive officer, our vice president and chief financial officer and each of our three other most highly compensated executive officers during the years ended December 31, 2007 and 2006. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(3)	($)(4)	($)(5)	($)

Gail F. Goodman	2007	$275,900	$78,221	$132,197	$1,068	$487,386
President and Chief Executive Officer	2006	$250,000	$13,352	$69,748	$840	$333,940
Steven R. Wasserman	2007	$192,300	$30,184	$60,153	$1,018	$283,655
Vice President and Chief Financial Officer	2006	$165,000	$1,295	$38,161	$840	$205,296
Eric S. Groves	2007	$200,000	$21,316	$83,594	$1,068	$305,978
Senior Vice President, Worldwide Strategy and Market Development	2006	$200,000	$5,191	$55,797	$840	$261,828
Ellen Brezniak(1)	2007	$185,000	$62,141	$51,947	$1,046	$300,134
Vice President, Product Strategy
Robert P. Nault(2)	2007	$153,269	$70,950	$52,660	$777	$277,656
Vice President and General Counsel

(1)	Ms. Brezniak joined our company in September 2006.

(2)	Mr. Nault joined our company in March 2007.

(3)	Valuation of these stock and option awards is based, in part, on the dollar amount of share based compensation recognized for financial statement reporting purposes in each of 2006 and 2007 computed in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). We arrive at these amounts by taking the compensation cost for these awards calculated under SFAS 123R on the date of grant, and recognize this cost over the period in which the named executive officer must provide services in order to earn the award, typically four years. The reported amounts include additional amounts that were not recognized for financial statement reporting purposes in each of 2006 and 2007, resulting from requirements of the SEC to report in this summary compensation table awards made prior to 2006 using the modified prospective transition method pursuant to SFAS 123R. Under the modified prospective transition method, a portion of the grant date fair value determined under SFAS 123R of equity awards that are outstanding on January 1, 2006, the date we adopted SFAS 123R, is recognized over those awards’ remaining vesting periods. In 2006, this additional amount was $7,445 for Ms. Goodman and $2,522 for Mr. Groves. In 2007, this additional amount was $1,970 for Ms. Goodman and $969 for Mr. Groves. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2006 and 2007. The individual awards reflected in the summary compensation table for 2007 are further described below in the table “2007 Grants of Plan-Based Awards.”

(4)	For 2007, the amounts shown were paid during 2007 and in February 2008 to each of the named executive officers for the achievement in 2007 of specified performance objectives under our 2007 Executive Team Bonus Plan. For 2006, the amounts shown were paid during 2006 and in January 2007 to each of the named executive officers for the achievement in 2006 of specified performance objectives under our 2006 Executive Incentive Plan.

(5)	The amounts shown reflect life insurance premiums and parking costs paid by us in each of 2006 and 2007 on behalf of each of the named executive officers.

2007 Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards made to our named executive officers during or for the year ended December 31, 2007.

					All Other
					Option
					Awards:	Exercise or	Grant Date
		Estimated Future Payouts Under			Number of	Base Price of	Fair Value
		Non-Equity Incentive Plan Awards			Securities	Option	of Option
	Grant	Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Date	($)	($)(1)	($)	Options (#)(2)	($/share)(3)	($)(4)

Gail F. Goodman	—	—	$124,100	—	—	—	—
	12/6/07	—	—	—	65,000	$22.27	$865,800
Steven R. Wasserman	—	—	$57,700	—	—	—	—
	12/6/07	—	—	—	45,000	$22.27	$599,400
Eric S. Groves	—	—	$80,000	—	—	—	—
	12/6/07	—	—	—	30,000	$22.27	$399,600
Ellen Brezniak	—	—	$50,000	—	—	—	—
	12/6/07	—	—	—	45,000	$22.27	$599,400
Robert P. Nault	—	—	$51,000 (5)	—	—	—	—
	3/2/07	—	—	—	110,500	$4.12	$289,510
	12/6/07	—	—	—	45,000	$22.27	$599,400

(1)	Our 2007 Executive Team Bonus Plan was approved by the compensation committee of the board of directors on December 7, 2006. Payouts under the 2007 Executive Team Bonus Plan were contingent upon the achievement of certain quarterly financial performance goals, including AMRG targets and adjusted EBITDA targets, and, with the exception of Ms. Goodman, individual performance objectives. Thirty percent of the potential payouts to Ms. Brezniak and Messrs. Groves, Wasserman and Nault were contingent upon their ability to achieve individual quarterly objectives determined in advance by Ms. Goodman. There was no maximum payout under the 2007 Executive Team Bonus Plan. The amounts shown in the target column reflects the target amount payable under the 2007 Executive Team Bonus Plan. The actual amounts paid are reflected in the Summary Compensation Table above.

(2)	Twenty-five percent of the shares underlying these options vest on the first anniversary of the grant date (or hire date in case of the option granted to Mr. Nault on March 2, 2007) and the remaining 75% of the shares underlying these options vest in 12 equal quarterly installments, subject to continued employment.

(3)	In determining the exercise price for the option granted to Mr. Nault on March 2, 2007, our compensation committee and board of directors utilized the guideline public company method and the discounted future cash flow method, which involved applying appropriate discount rates to estimated cash flows that are based on our forecasts of revenue, costs and capital. These methodologies were then used to calculate four different valuation outcomes, which were then probability weighted. The possible outcomes considered were a sale of the company, an initial public offering, dissolution and continuing operations as a private company. For option grants to the named executive officers in December 2007, the compensation committee determined that the fair value of our common stock was equal to the last sale, or closing price, of our common stock on the Nasdaq Global Market on December 6, 2007, the date of grant.

(4)	Valuation of these options is based on the aggregate dollar amount of share based compensation recognized for financial statement reporting purposes computed in accordance with SFAS 123R over the term of these options, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none).

(5)	Mr. Nault joined our company in March 2007 and, as a result, was not eligible to receive a bonus in the first quarter of 2007.

2007 Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding option and stock awards held by our named executive officers at December 31, 2007.

Option Awards	Stock Awards
Number of	Number of
Securities	Securities	Number of	Market Value
Underlying	Underlying	Shares or Units	of Shares or
Unexercised	Unexercised	Option	of Stock That	Units of Stock
Options	Options	Exercise	Option	Have Not	That Have Not
(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Gail F. Goodman	5,200	(1)	—	$36.15	6/7/2010	—	—
33,738	(2)	—	$0.04	10/23/2013	—	—
57,728	(3)	48,106	$0.06	2/10/2015	—	—
5,687	(4)	7,313	$1.09	2/9/2016	—	—
29,250	(5)	87,750	$3.05	12/7/2016	—	—
—	65,000	(6)	$22.27	12/6/2017	—	—
Steven R. Wasserman	9,750	(7)	29,250	$3.05	12/7/2016	—	—
—	45,000	(8)	$22.27	12/6/2017	—	—
—	—	—	—	96,006	(9)	$2,064,129	(10)
Eric S. Groves	2,925	(11)	—	$41.54	2/7/2011	—	—
29,058	(12)	—	$0.04	10/23/2013	—	—
19,448	(13)	16,205	$0.06	2/10/2015	—	—
5,687	(14)	7,313	$1.09	2/9/2016	—	—
4,875	(15)	14,625	$3.05	12/6/2016	—	—
—	30,000	(16)	$22.27	12/6/2017	—	—
Ellen Brezniak	37,559	(17)	82,632	$2.68	9/20/2016	—	—
—	45,000	(18)	$22.27	12/6/2017	—	—
Robert P. Nault	—	110,500	(19)	$4.12	3/2/2017	—	—
—	45,000	(20)	$22.27	12/6/2017	—	—

(1)	Our board of directors granted this option to Ms. Goodman on June 7, 2000 and the shares underlying such option were fully vested by June 7, 2004.

(2)	Our board of directors granted this option to Ms. Goodman on October 23, 2003 and the shares underlying such option were fully vested by October 23, 2007. As of December 31, 2007, Ms. Goodman had exercised a portion of this option to purchase 56,228 shares of common stock.

(3)	Our board of directors granted this option to Ms. Goodman on February 10, 2005. Twenty-five percent of the shares underlying this option vested on January 15, 2006 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments, which vesting began on April 15, 2006, subject to continued employment. As of December 31, 2007, Ms. Goodman had exercised a portion of this option to purchase 48,105 shares of common stock.

(4)	Our board of directors granted this option to Ms. Goodman on February 9, 2006. Twenty-five percent of the shares underlying this option vested on February 9, 2007 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments, which vesting began on May 9, 2007, subject to continued employment.

(5)	Our board of directors granted this option to Ms. Goodman on December 7, 2006. Twenty-five percent of the shares underlying this option vested on December 7, 2007 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments, which vesting began on March 7, 2008, subject to continued employment.

(6)	Our compensation committee granted this option to Ms. Goodman on December 6, 2007. Twenty-five percent of the shares underlying this option vest on December 6, 2008 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments beginning on March 6, 2009, subject to continued employment.

(7)	Our board of directors granted this option to Mr. Wasserman on December 7, 2006. Twenty-five percent of the shares underlying this option vested on December 7, 2007 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments, which vesting began on March 7, 2008, subject to continued employment.

(8)	Our compensation committee granted this option to Mr. Wasserman on December 6, 2007. Twenty-five percent of the shares underlying this option vest on December 6, 2008 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments beginning on March 6, 2009, subject to continued employment.

(9)	On December 8, 2005, our board of directors granted to Mr. Wasserman the right to purchase 192,010 shares of restricted common stock for a purchase price of $0.06 per share, which shares Mr. Wasserman purchased. The restrictions on the shares lapsed as to 25% of the shares on December 11, 2006 and the restrictions on the remaining 75% of the shares lapse in 12 equal quarterly installments, which lapsing began on March 11, 2007, subject to continued employment.

(10)	This value was determined by multiplying the number of restricted shares for which the restrictions had not lapsed by the closing, or last sale, price of our common stock on the Nasdaq Global Market on December 31, 2007, or $21.50 per share.

(11)	Our board of directors granted this option to Mr. Groves on February 7, 2001 and the shares underlying such option were fully vested by January 8, 2005.

(12)	Our board of directors granted this option to Mr. Groves on October 23, 2003 and the shares underlying such option were fully vested by October 23, 2007. As of December 31, 2007, Mr. Groves had exercised a portion of this option to purchase 60,908 shares of common stock.

(13)	Our board of directors granted this option to Mr. Groves on February 10, 2005. Twenty-five percent of the shares underlying this option vested on January 15, 2006 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments, which vesting began on April 15, 2006, subject to continued employment. As of December 31, 2007, Mr. Groves had exercised a portion of this option to purchase 16,204 shares of common stock.

(14)	Our board of directors granted this option to Mr. Groves on February 9, 2006. Twenty-five percent of the shares underlying this option vested on February 9, 2007 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments, which vesting began on May 9, 2007, subject to continued employment.

(15)	Our board of directors granted this option to Mr. Groves on December 7, 2006. Twenty-five percent of the shares underlying this option vested on December 7, 2007 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments, which vesting began on March 7, 2008, subject to continued employment.

(16)	Our compensation committee granted this option to Mr. Groves on December 6, 2007. Twenty-five percent of the shares underlying this option vest on December 6, 2008 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments beginning on March 6, 2009, subject to continued employment.

(17)	Our board of directors granted this option to Ms. Brezniak on September 20, 2006. Twenty-five percent of the shares underlying this option vested on September 20, 2007 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments, which vesting began on December 20, 2007, subject to continued employment.

(18)	Our compensation committee granted this option to Ms. Brezniak on December 6, 2007. Twenty-five percent of the shares underlying this option vest on December 6, 2008 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments beginning on March 6, 2009, subject to continued employment.

(19)	Our compensation committee granted this option to Mr. Nault on March 2, 2007. Twenty-five percent of the shares underlying this option vested on March 19, 2008 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments beginning on June 19, 2008, subject to continued employment.

(20)	Our compensation committee granted this option to Mr. Nault on December 6, 2007. Twenty-five percent of the shares underlying this option vest on December 6, 2008 and the remaining 75% of the shares underlying this option vest in 12 equal quarterly installments beginning on March 6, 2009, subject to continued employment.

2007 Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our named executive officers and shares subject to stock awards held by our named executive officers that vested during the year ended December 31, 2007.

	Option Awards				Stock Awards
Number of
	Shares				Number of Shares
	Acquired on		Value Realized on		Acquired on Vesting		Value Realized on
Name	Exercise (#)		Exercise ($)		(#)		Vesting ($)

Gail F. Goodman	—		—		—		—
Steven R. Wasserman	—		—		48,002	(1)	$496,107	(1)
Eric S. Groves	4,680	(2)	$44,741	(2)	—		—
Ellen Brezniak	—		—		—		—
Robert P. Nault	—		—		—		—

(1)	These shares of restricted stock vested during 2007 as follows: 12,000 shares on March 11, 2007, 12,001 shares on June 11, 2007, 12,000 shares on September 11, 2007 and 12,001 shares on December 11, 2007. The value realized has been calculated by taking the fair market value of our common stock at each of the vesting dates and multiplying it by the number of vesting shares, and then totaling these amounts. Prior to our initial public offering in October 2007, there was no public market for our common stock. Our board of directors determined that the fair value of our common stock on March 11, 2007, June 11, 2007 and September 11, 2007 was $4.12 per share, $6.89 per share and $9.60 per share, respectively. The fair value of our common stock on December 11, 2007 was $20.73 per share, the last sale, or closing price, of our common stock on the Nasdaq Global Market on that day.

(2)	Mr. Groves exercised these options in September 2007. At that time, there was no public market for our common stock. The value realized has been calculated by taking the fair market value of our common stock in September 2007 as determined by our board of directors, or $9.60 per share, less the per share exercise price multiplied by the number of stock options exercised.

Employment and Other Agreements

We do not have formal employment agreements with any of our named executive officers. As a condition to their employment, each named executive officer entered into a non-competition, non-disclosure and non-solicitation agreement. Pursuant to these agreements, each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after their employment ends, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

We entered into an offer letter with Ms. Goodman on April 14, 1999 that sets forth the terms of her employment as our chief executive officer. Ms. Goodman’s initial annual base salary was $100,000 and she was eligible to earn an annual bonus of $30,000. Ms. Goodman’s base salary has been adjusted by our compensation committee of directors and is currently $350,000 and she is eligible to earn a target annual bonus for 2008 of $175,000. Pursuant to the offer letter, our board of directors granted Ms. Goodman the right to purchase 7,150 shares of restricted common stock at a purchase price of $20.77 per share. The restricted shares vested as to 12.5% on October 5, 1999 and as to 6.25% each quarter thereafter. In the event Ms. Goodman’s employment is terminated by us without cause, the offer letter provides that she will be entitled to receive six months’ base salary and health insurance benefits.

We entered into an offer letter with Mr. Wasserman on December 1, 2005 that sets forth the terms of his employment as our vice president and chief financial officer. Mr. Wasserman’s initial annual base salary under the offer letter was $165,000. Mr. Wasserman’s base salary has been adjusted by our compensation committee and is currently $220,000. Pursuant to the offer letter, our board of directors granted Mr. Wasserman the right to purchase 192,010 shares of restricted common stock at a purchase price of $0.06 per share. The grant was effective on December 8, 2005, with 25% of the restricted shares vesting at the end of Mr. Wasserman’s first year of employment, and 6.25% of the restricted shares vesting each quarter thereafter. In the event of a change of control of our company, 50% of the unvested restricted shares will become vested. In addition, if Mr. Wasserman is terminated within the first year after the change of control, the offer letter provides that the remaining unvested restricted shares will vest. If Mr. Wasserman’s employment is terminated by us without cause, or if there is a significant change in his responsibilities or location that is unacceptable to him, he will be entitled to receive six months’ salary and medical coverage for himself and his dependents for six months from the date of his termination.

We entered into an offer letter with Mr. Nault on March 7, 2007 that sets forth the terms of his employment as our vice president and general counsel. Mr. Nault’s initial annual base salary under the offer letter was $200,000. Mr. Nault’s base salary has been adjusted by our compensation committee and is currently $210,000. Pursuant to the offer letter, our compensation committee granted Mr. Nault an option to purchase 110,500 shares of common stock at an exercise price of $4.12 per share. The grant was effective on March 19, 2007, with 25% of the shares underlying the option vesting at the end of Mr. Nault’s first year of employment, and 6.25% of the shares underlying the option vesting each quarter thereafter. In the event of a change of control of our company, 50% of the unvested shares under the option will become vested. In addition, if Mr. Nault is terminated within the first year after the change of control, the offer letter provides that the remaining unvested shares under the option will vest. If Mr. Nault’s employment is terminated by us without cause, or if there is a significant change in his responsibilities or location that is unacceptable to him, he will be entitled to receive six months’ salary and medical coverage for himself and his dependents for six months from the date of his termination.

Potential Payments Upon Termination or Change of Control

In addition to the offer letters with Ms. Goodman and Messrs. Wasserman and Nault described above, the option agreements with each of our executive officers and the restricted stock agreement with Mr. Wasserman provide that in the event of a change of control, 50% of then unvested shares or options subject to such agreements shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining unvested shares or options subject to these agreements shall become vested. For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities).

The table below shows the benefits potentially payable to each of our named executive officers if he or she was terminated without cause at any time, if there was a change of control of our company, and if he or she was terminated within 12 months after a change of control. These amounts are calculated on the assumption that the employment termination and change of control both took place on December 31, 2007.

	Benefits Payable Upon
	Termination Without		Benefits Payable	Additional Benefits Payable Upon
	Cause		Upon a Change	Termination Within 12 Months of
	Severance	Medical/	of Control	a Change of Control
Name	Payments	Dental(1)	Equity Benefits(2)	Equity Benefits(3)

Gail F. Goodman	$175,000	$7,338	$1,399,820	$1,399,820
Steven R. Wasserman	$110,000	$7,338	$1,301,886	$1,301,886
Eric S. Groves	—	—	$244,106	$244,106
Ellen Brezniak	—	—	$1,140,407	$1,140,407
Robert P. Nault	$105,000	$7,338	$960,245	$960,245

(1)	Calculated based on the estimated cost to us of providing these benefits.

(2)	This amount is equal to (a) the number of option shares or restricted shares that would vest, assuming a December 31, 2007 change of control, multiplied by (b) in the case of options, the excess of $21.50 over the exercise price of the option or, in the case of restricted stock, $21.50. $21.50 was the last sale, or closing, price of our common stock on the Nasdaq Global Market on December 31, 2007.

(3)	This amount is equal to (a) the number of option shares or restricted shares that would vest, assuming a December 31, 2007 change of control and employment termination within 12 months of that date, multiplied by (b) in the case of options, the excess of $21.50 over the exercise price of the option or, in the case of restricted stock, $21.50. $21.50 was the last sale, or closing, price of our common stock on the Nasdaq Global Market on December 31, 2007.

Stock Option and Other Compensation Plans

1999 Stock Option/Stock Issuance Plan

Our 1999 Stock Option/Stock Issuance Plan, as amended, which we refer to as the 1999 stock plan, was adopted by our board of directors and approved by our stockholders in March 1999.

The 1999 stock plan provided for the grant of incentive stock options, nonstatutory stock options, restricted stock and other stock-based awards. Our employees, officers, directors, consultants and advisors were eligible to receive awards under the 1999 stock plan; however, incentive stock options were only granted to our employees. In accordance with the terms of the 1999 stock plan, our board of directors, or a committee appointed by our board of directors, administered the 1999 stock plan and, subject to any limitations in the 1999 stock plan, selected the recipients of awards and determined:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the exercise price of options;

•	the duration of options;

•	the methods of payment of the exercise price of options; and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of those awards, including the conditions for vesting or repurchase, issue price and repurchase price.

Unless otherwise provided in any individual option agreement, in the event of our merger or consolidation with or into another entity or the sale of all or substantially all of our assets as a result of which our common stock is converted into the right to receive securities, cash or other property, or in the event of our liquidation, our board of directors or the board of directors of any corporation assuming our obligations shall, in its discretion, provide that all outstanding options under the 1999 stock plan be assumed or substituted for by the successor corporation. Alternatively, our board of directors may provide written notice to option holders that all unexercised options will become exercisable in full prior to completion of the reorganization event, and will terminate if not exercised prior to that time. If under the terms of the reorganization event holders of our common stock receive cash for their surrendered shares, our board of directors may instead provide for a cash-out of the value of any outstanding options based on the surrender value less the applicable exercise price. Our board of directors may also provide that each outstanding option shall terminate in exchange for a cash payment equal to the fair market value of our common stock less the applicable exercise price.

Our board of directors may at any time modify or amend the 1999 stock plan in any respect, except that stockholder approval will be required for any revision that is required to comply with applicable law, and provided further that optionholder approval will be required for any modification that affects the optionholder’s rights under any outstanding options.

Since the effective date of the 2007 stock incentive plan described below, we no longer grant stock options or other stock-based awards under the 1999 stock plan.

2007 Stock Incentive Plan

Our 2007 stock incentive plan, which became effective on October 9, 2007, was adopted by our board of directors and approved by our stockholders in September 2007. The 2007 stock incentive plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. A maximum of 2,900,000 shares of common stock are currently authorized for issuance under our 2007 stock incentive plan.

In addition, our 2007 stock incentive plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under our 2007 stock incentive plan on the first day of each year until the second day of 2017. The annual increase in the number of shares shall be equal to the lowest of:

•	700,000 shares of common stock;

•	5% of the aggregate number of shares of common stock outstanding on the first day of the applicable year; and

•	an amount determined by our board of directors.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under our 2007 stock incentive plan; however, incentive stock options may only be granted to our employees. The maximum number of shares of common stock with respect to which awards may be granted to any participant under the plan is 500,000 per fiscal year.

Our 2007 stock incentive plan provides for the automatic grant of options to members of our board of directors who are not our employees. Each non-employee director will receive an option to purchase 25,000 shares of our common stock upon his or her initial appointment to our board of directors. Each non-employee director will also receive an annual option grant to purchase 10,000 shares of our common stock at each annual meeting of stockholders after which he or she continues to serve as a director, provided each such non-employee director has served on our board of directors for at least six months prior to such annual meeting. All of these options will vest over a 3-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, or in the case of annual option grants one business day prior to the next annual meeting, if earlier, and an additional 8.33% of the shares underlying the option vesting each three months thereafter, subject to the non-employee director’s continued service as a director. The exercise price of these options will equal the fair market value of our common stock on the date of grant. In the event of a change in control, the form of standard option agreement for non-employee directors provides that the vesting of these options will accelerate in full. Our board of directors can increase or decrease the number of shares subject to options granted to non-employee directors and can issue restricted stock or other stock-based awards in addition to some or all of the options otherwise issuable. In addition, our board of directors may provide for accelerated vesting of any such options upon death, disability, change in control, attainment of mandatory retirement age or retirement following at least 10 years of service and may include any such other terms and conditions as our board of directors determines.

Our 2007 stock incentive plan is administered by our board of directors. Pursuant to the terms of the 2007 stock incentive plan and to the extent permitted by law, our board of directors may delegate authority under the 2007 stock incentive plan to one or more committees or subcommittees of our board of directors or to our executive officers. Our board of directors or any committee to whom our board of directors delegates authority selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of the options;

•	the methods of payment of the exercise price of options; and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for vesting or repurchase, issue price and repurchase price.

If our board of directors delegates authority to an executive officer to grant awards under the 2007 stock incentive plan, the executive officer has the power to make awards to all of our employees, except executive officers. Our board of directors will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such executive officer may make.

Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to our 2007 stock incentive plan, as to some or all outstanding awards:

•	provide that all outstanding awards shall be assumed or substituted by the acquiring or successor corporation;

•	upon written notice to a participant, provide that the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specific period following such notice;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•	in the event of a reorganization event pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our common stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and/or

•	provide that, in connection with our liquidation or dissolution, awards convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.

Upon the occurrence of a reorganization event other than our liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which our common stock is converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving our liquidation or dissolution, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

No award may be granted under the 2007 stock incentive plan after September 4, 2017, but the vesting and effectiveness of awards granted before that date may extend beyond that date. Our board of directors may amend, suspend or terminate the 2007 stock incentive plan at any time, except that stockholder approval will be required for any revision that would materially increase the number of shares reserved for issuance, expand the types of awards available under the plan, materially modify plan eligibility requirements, extend the term of the plan or materially modify the method of determining the exercise price of options granted under the plan, or otherwise as required to comply with applicable law or stock market requirements.

As of December 31, 2007, there were options to purchase 2,200,622 shares of common stock outstanding under the 1999 and 2007 stock plans at a weighted average exercise price of $6.32 per share. As of December 31, 2007, 2,983,834 shares of common stock had been issued pursuant to awards under the 1999 stock plan.

2007 Employee Stock Purchase Plan

Our 2007 employee stock purchase plan, which we refer to as the purchase plan, was adopted by our board of directors and approved by our stockholders in September 2007 and became effective on October 9, 2007. We have reserved a total of 350,000 shares of our common stock for issuance to participating employees under the purchase plan. The purchase plan is administered by our board of directors or by a committee appointed by our board of directors.

All of our employees, including our directors who are employees and all employees of any of our participating subsidiaries, who have been employed by us for at least three months prior to enrolling in the purchase plan, who are employees on the first day of the purchase plan period, and whose customary employment is for more than 30 hours a week and more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would, immediately after being granted an option to purchase shares under the purchase plan, own 5% or more of the total combined voting power or value of our common stock are not eligible to participate in the purchase plan.

We make offerings to our employees to purchase stock under the purchase plan. Offerings begin on each of January 1 and July 1, or the first business day thereafter. Each offering commencement date begins a six-month purchase plan period during which payroll deductions are made and held for the purchase of the common stock at the end of such purchase plan period. The first offering under the purchase plan began on January 1, 2008. Our board of directors or the committee may, at its discretion, choose a different purchase plan period of 12 months or less.

On the first day of a designated payroll deduction period, or offering period, we grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock. The employee may authorize up to 10% of his or her compensation to be deducted by us during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price shall be determined by our board of directors or the committee, based on the lesser of the closing price of our common stock on the first business day of the plan period or the exercise date, as defined in the purchase plan, or shall be based solely on the closing price of our common stock on the exercise date, provided that the option exercise price shall be at least 85% of the applicable closing price. In the absence of a determination by our board of directors or the committee, the option exercise price will be 85% of the closing price of our common stock on the exercise date.

An employee who is not a participant on the last day of the offering period will not be entitled to exercise any option, and the employee’s accumulated payroll deductions will be refunded. An employee’s rights under the purchase plan will terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the balance in the employee’s account will be paid to the employee’s beneficiary.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate in the 401(k) plan. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation on a pre-tax basis by up to the statutorily prescribed limit, equal to $15,500 in 2008, and have the amount of the reduction contributed to the 401(k) plan. We are permitted to match employees’ 401(k) plan contributions; however, we do not do so currently.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware law, our restated certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for breach of fiduciary duty of care as a director. Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	any unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limitation of liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our restated certificate of incorporation are not exclusive.

In addition to the indemnification provided for in our restated certificate of incorporation we have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Securities Authorized for Issuance under our Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of December 31, 2007, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Number of Shares
Remaining Available
for Future Issuance
	Number of Shares to			under Equity
	be Issued upon			Compensation Plans
	Exercise of		Weighted Average	(Excluding Shares
	Outstanding Options		Exercise Price of	Reflected in
	and Rights		Outstanding Options	Column A)
Plan Category	(Column A)		(Column B)	(Column C)(1)

Equity compensation plans that have been approved by our stockholders	2,200,622	(2)	$6.32	2,157,450	(3)
Equity compensation plans that have not been approved by our stockholders	—		—	—

Total	2,200,622			2,157,450	(3)

(1)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2007, all of the shares available for grant under our 2007 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights and other stock-based awards.

(2)	Represents 2,200,622 shares to be issued upon exercise of outstanding options under our 1999 stock option/stock issuance plan and 2007 stock incentive plan as of December 31, 2007. Our 2007 stock incentive plan became effective on October 9, 2007, and we no longer grant awards under our 1999 stock option/stock issuance plan.

(3)	Includes 350,000 shares issuable under our 2007 employee stock purchase plan. As of December 31, 2007, we had 1,807,450 shares available for future grant under our 2007 stock incentive plan. Under our 2007 stock incentive plan, the number of shares issuable automatically increases every January 1 until the second day of 2017 by an amount equal to the lowest of (i) 700,000 shares of common stock, (ii) 5% of the aggregate number of shares of common stock outstanding on that date and (iii) an amount determined by our board of directors.

STOCK OWNERSHIP

The following table contains information as of March 31, 2008 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers (as identified in “EXECUTIVE COMPENSATION”);

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

	Number of		Shares			Percent of
	Shares		Acquirable		Total	Common Stock
	Beneficially		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	60 Days(3)	=	Ownership	Owned(4)

Named Executive Officers and Directors:
Gail F. Goodman	1,088,776		159,835		1,248,611	4.49%
Ellen Brezniak	—		45,072		45,072	*
Eric S. Groves	344,088		71,320		415,408	1.50%
Robert P. Nault	—		27,625		27,625	*
Steven R. Wasserman	192,010		12,188		204,198	*
Thomas Anderson	—		24,375		24,375	*
Robert P. Badavas	—		9,750		9,750	*
John Campbell (5)	176,160		—		176,160	*
Michael T. Fitzgerald (6)	3,267,205		—		3,267,205	11.81%
Patrick Gallagher	—		—		—	—
William S. Kaiser (7)	2,189,019		—		2,189,019	7.91%
All directors and executive officers as a group (14 persons)	7,619,064		532,173		8,151,237	28.90%

5% Stockholders:
Entities affiliated with Morgan Stanley Dean Witter Venture Partners (8)	4,653,883		—		4,653,883	16.82%
Entities affiliated with Commonwealth Capital Ventures (6)	3,267,205		—		3,267,205	11.81%
Hudson Venture Partners II, L.P. (9)	2,795,677		—		2,795,677	10.10%
Entities affiliated with Greylock Partners (7)	2,189,019		—		2,189,019	7.91%
FMR LLC (10)	1,866,516		—		1,866,516	6.74%
Longworth Venture Partners, L.P. (11)	1,667,148		—		1,667,148	6.02%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Constant Contact, Inc., 1601 Trapelo Road, Suite 329, Waltham, Massachusetts 02451

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 31, 2008.

(4)	The percent ownership for each stockholder on March 31, 2008 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 31, 2008 (27,672,749 shares) plus any shares acquirable (including stock options exercisable) by the stockholder within 60 days after March 31, 2008.

(5)	The shares reported as beneficially owned include 176,160 shares held jointly with Mr. Campbell’s wife, Mrs. Jean Campbell.

(6)	Consists of 3,113,289 shares held by Commonwealth Capital Ventures II L.P. and 153,916 shares held by CCV II Associates L.P. The general partner of Commonwealth Capital Ventures II L.P. and CCV II Associates L.P. is Commonwealth Venture Partners II L.P. Michael T. Fitzgerald, a member of our board of directors, Jeffrey M. Hurst, R. Stephen McCormack and Justin J. Perreault are the general partners of Commonwealth Venture Partners II L.P. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by Commonwealth Capital Ventures II L.P. and CCV II Associates L.P., although each of them disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Commonwealth Venture Partners II L.P. is 950 Winter Street, Suite 4100, Waltham, Massachusetts 02451.

(7)	Consists of 1,871,613 shares held by Greylock XII Limited Partnership, 207,956 shares held by Greylock XII-A Limited Partnership and 109,450 shares held by Greylock XII Principals LLC. The general partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership is Greylock XII GP LLC. The members of Greylock XII GP LLC and Greylock XII Principals LLC are: Aneel Bhusri, Thomas Bogan, Asheem Chandna, Charles Chi, Roger Evans, William Helman, William Kaiser, a member of our board of directors, Donald Sullivan and David Sze. Each of these individuals exercises shared voting and investment power over the shares held of record by Greylock XII Limited Partnership, Greylock XII-A Limited Partnership and Greylock XII Principals LLC and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the entities affiliated with Greylock Partners is 880 Winter Street, Waltham, Massachusetts 02451.

(8)	Consists of 4,029,232 shares held by Morgan Stanley Dean Witter Venture Partners IV, L.P., 467,455 shares held by Morgan Stanley Dean Witter Venture Investors IV, L.P. and 157,196 shares held by Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. MSDW Venture Partners IV, LLC is the general partner of each of Morgan Stanley Dean Witter Venture Partners IV, L.P., Morgan Stanley Dean Witter Venture Investors IV, L.P. and Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. MSDW Venture Partners IV, Inc. is the member of the general partner and a wholly-owned subsidiary of Morgan Stanley. The address of the entities affiliated with Morgan Stanley Dean Witter Venture Partners is 1221 Avenue of the Americas, 39th Floor, New York, New York 10020.

(9)	The general partner of Hudson Venture Partners II, L.P. is Hudson Ventures II, LLC. The managing members of Hudson Ventures II, LLC are Glen Lewy, Jay Goldberg, Kim Goh and Dr. Lawrence Howard. Each of these individuals exercises shared voting and investment power over the shares held of record by Hudson Venture Partners II, L.P. and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Hudson Venture Partners II, L.P. is 535 Fifth Avenue, 14th Floor, New York, New York 10021.

(10)	This information is based solely on a Schedule 13G filed with the SEC by FMR LLC on February 14, 2008 reporting share ownership as of December 31, 2007. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	The general partner of Longworth Venture Partners, L.P. is Longworth Venture Management, LLC. The managers of Longworth Venture Management, LLC are Paul Margolis and James Savage, a former member of our board of directors. Each of these individuals exercises shared voting and investment power over the shares held of record by Longworth Venture Partners, L.P. and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Longworth Venture Partners, L.P. is 1050 Winter Street, Suite 2600, Waltham, Massachusetts 02451.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2007.

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Gail F. Goodman
Chairman, President and Chief Executive Officer

April 23, 2008

1
CONSTANT CONTACT, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 29, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF CONSTANT CONTACT. PLEASE RETURN IT AS SOON AS POSSIBLE.

By signing on the reverse side of this proxy, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Gail F. Goodman, Steven R. Wasserman and Robert P. Nault, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of Constant Contact, Inc. to be held on Thursday, May 29, 2008 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Suite 329, Waltham, Massachusetts 02451, and any adjournments of the meeting, and (2) vote all shares of Constant Contact stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Constant Contact, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.
IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS HEREIN. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF
CONSTANT CONTACT, INC.
May  29, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

2 0 2 3 0 0 0 0 0 0 0 0 0 0 0 0 1 0 0 0 9	0 5 2 9 0 8

CONSTANT CONTACT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   x

							FOR	AGAINST	ABSTAIN
1.	To elect the following nominees for class I director to serve for a term of three years:				2.	To ratify the appointment of PricewaterhouseCoopers LLP as Constant Contact’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Thomas Anderson
		¡	Michael T. Fitzgerald
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See Instructions below)				In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

The proxy holders will vote your shares as you direct herein. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.